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                                                                      EXHIBIT 11




                               COMNET CORPORATION
                    Computation of Earnings (Loss) Per Share
                                 (in thousands)
                                   Unaudited

                                                                                      For the Three Month
                                                                                      Period ended June 30,
                                                                                      ----------------------
                                                                                      1995              1995
                                                                                     (FY96)            (FY96)(2)
                                                                                     ------            ------
 Net earnings (loss)                                                                $  (165)            $   415
   Less:  Preferred Stock dividend                                                      (44)                (44)
                                                                                     ------              ------
 Primary earnings (loss)                                                  (A)          (209)                371
   Plus:  Preferred Stock dividend                                                       44                  44
   Plus:  Excess funding, net of
     income taxes                                                                      - - -                 96
                                                                                     ------              ------
 Fully diluted earnings (loss)                                            (B)       $  (209)            $   511
                                                                                     ------              ------
 Weighted average shares outstanding                                      (C)         3,262               3,080

 Dilutive common stock equivalents for
   primary earnings (loss) per share                                                  - - -(1)            - - -
                                                                                     ------              ------
 Weighted average shares and common equivalent shares outstanding
 for primary earnings (loss) per share                                                3,262               3,080
                                                                                     ======              ======
 Additional equivalent shares assuming
   full dilution                                                                      - - -                 148
                                                                                     ------              ------
 Weighted average shares and common equivalent shares for fully
 diluted earnings (loss) per share                                        (D)         3,262               3,228
                                                                                     ------              ------
 Earnings (loss) per share

   Primary                                                              (A)/(C)     $ (0.06)            $  0.12
                                                                                     ======              ======
   Fully Diluted (2)                                                    (B)/(D)     $ (0.06)            $  0.12
                                                                                     ======              ======


(1) Common stock equivalents not presented in computation of loss per share in the period ending June 30, 1996, due to anti-dilutive effect.
(2) Not presented on the Consolidated Statements of Earnings because fully diluted earnings per share had a differential less than 3% of primary earnings per share.





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